Macquarie Capital Investment Management LLC A member of the Macquarie Group of Companies ARBN 113 160 204		Exhibit (a)(5)(ii)
125 West 55th Street New York NY 10019 UNITED STATES	Telephone Facsimile	1 (212) 231 1000 1 (212) 231 1010

MEDIA RELEASE MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FUND INC. ANNOUNCES EXPIRATION AND PRELIMINARY RESULTS OF CASH TENDER OFFER

New York, NY—April 4, 2013—Macquarie Global Infrastructure Total Return Fund Inc. (NYSE: MGU) (the “Fund”) announced today the preliminary results of its cash tender offer for up to 1,385,366 (representing approximately 10%) of its issued and outstanding shares of common stock (the “Offer”). The Offer expired on April 3, 2013, at 12:00 midnight, New York City time.

Based on preliminary information, approximately 2,942,972 shares of common stock, or approximately 21.2% of the Fund’s outstanding shares of common stock were tendered through the expiration date of the Offer. This number is subject to adjustment and should not be regarded as final because the number of shares tendered exceeded 1,385,366 (the maximum number of shares being sought in the Offer) and thus the number of shares that will be purchased by the Fund will be prorated based on the number of shares validly tendered by each stockholder. No more than a total of 1,385,366 validly tendered shares will be accepted for payment at a price per share equal to 92% of the Fund’s net asset value per share (“NAV”) determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) on April 4, 2013. The final number of shares validly tendered and accepted pursuant to the tender offer will be announced at a later date.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. These statements are based on the current expectations and beliefs of the Fund’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this document include references to completion of the tender offer and the payment for shares related thereto. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that stockholders may not tender their shares in the tender offer, or other conditions to completion of the tender offer are not satisfied. For further details of these risks, you should read our filings with the Securities and Exchange Commission related to the tender offer, including our Schedule TO and the documents referred to therein. Except as required by law, the Fund is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

About Macquarie Global Infrastructure Total Return Fund Inc.

Macquarie Global Infrastructure Total Return Fund Inc. is a non-diversified, closed-end management investment company that seeks to provide a high level of total return consisting of dividends and other income, and capital appreciation. The Fund’s investment adviser is Macquarie Capital Investment Management LLC with its principal executive offices located at 125 West 55th Street, New York, New York 10019. The Fund is a closed-end fund and does not continuously offer or redeem shares.

About Macquarie

Macquarie Group (Macquarie) is a global provider of banking, financial, advisory, investment and funds management services. Macquarie’s main business focus is making returns by providing a diversified range of services to clients. Founded in 1969, Macquarie operates in more than 70 office locations in 28 countries and employs more than 13,400 people. Assets under management total approximately US$353 billion at September 30, 2012.

For further information, please contact:

Brad Frishberg, Director, Chief Executive

Officer and President of Macquarie Global

Infrastructure Total Return Fund Inc.

Tel: (212) 231-1000

Media contact:

Paula Chirhart

Corporate Communications, Macquarie Group

Tel: (212) 231-1310

Stockholder contact:

AST Fund Solutions, LLC

Tel: (800) 331-7024